EXHIBIT 5
                                 January 7, 2000

ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas  72202

         Re: REGISTRATION ON FORM S-3 OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF ALLTEL CORPORATION

Ladies and Gentlemen:

         We are acting as counsel to ALLTEL Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 729,997 shares (the "Shares") of common stock, par value $1.00 per share, of the Company pursuant to the transactions contemplated by the Agreement of Merger (the "Merger Agreement"), dated as of November 29, 1999, among the Company, Telcom Group, Inc., and Robert W. Hayes, Karen K. Goes and Richard W. Gourley, as trustees of the Betty A. Gleaton Irrevocable Trust.

         We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and provisions of the Merger Agreement against receipt of the consideration provided for therein, will be validly issued, fully paid, and nonassessable.

         In rendering this opinion, we have (i) assumed and have not independently verified (a) the due authorization, execution and delivery of the Merger Agreement, (b) that all signatures on all certificates and other documents examined by us are genuine, and that, where any such signature purports to have been made in a corporate, governmental or other capacity, the person who affixed such signature to such certificate or other document had authority to do so, and (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, and (ii) as to certain factual matters, relied upon certificates of public officials and of the Company and its officers and have not independently checked or verified the accuracy of the factual statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the

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ALLTEL Corporation
January 7, 2000
Page Two


State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof, and we disclaim any undertaking or obligation to advise you of changes that hereafter may be brought to our attention.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us in the Prospectus constituting a part of the Registration Statement under the caption "Legal Opinions."

                                                               Very truly yours,

                                                             /s/ KUTAK ROCK LLP